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EXHIBIT 99.3

METRICOM CONTACT:
Jonathan Moore
408.282.3035


 Metricom to Terminate Network Operations; Implements Further Staff Reductions

SAN JOSE, CA, AUGUST 2, 2001 - Metricom, Inc. (Nasdaq: MCOMQ), a high-speed wireless data services company, today announced plans to shut down its Ricochet wireless data network operations in all of its markets. The Company also announced an immediate staff reduction of 282 employees. Following yesterday's hearing in the U.S. Bankruptcy Court in San Jose, the Company's Board of Directors determined to cease operation of the Company's Ricochet network on Wednesday, August 8, 2001, to conduct an orderly wind down of the Company's business and to sell its assets. The sale of the Company's technology assets is expected to be conducted by auction on August 16, 2001.

Metricom's remaining employees will carry out an orderly shutdown of the network over the next three weeks. In addition, a small team will remain with the Company through the end of October 2001 to oversee the liquidation process.

SUBSCRIBERS
The Company anticipates that the Ricochet network will cease operation after Wednesday, August 8, 2001 and that subscribers will have access to e-mail accounts reliant on the Ricochet network until that time. For subscription information, subscribers should contact their Ricochet service provider.

RESELLERS
To assist with an orderly wind down of operations, the Company intends to work with its resellers and channel partners during the transition period prior to the network's shutdown on August 8, 2001.

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The Company will not be providing any additional comment at this time. For further information, please visit the Metricom Web site at www.metricom.com.

ABOUT METRICOM
Metricom, Inc. is a high-speed wireless data company. With its high-speed Ricochet mobile access, Metricom is making "information anytime" possible-at home, at the office, on the road, and on many devices. Founded in 1985, Metricom has spent more than 15 years on the development of its distinctive MicroCellular Data Network (MCDN) technology. That experience has enabled Metricom to develop the fastest wireless mobile data networking and technology commercially available today. Ricochet has been operating since 1995 at speeds up to 28.8 kbps. The new Ricochet, delivering user speeds of 128 kbps, is currently available in thirteen markets and is connected to two other 28.8 kbps service areas (Seattle and Washington DC) to increase coverage for mobile professionals.

Metricom, MCDN, and Ricochet are registered trademarks of Metricom, Inc. All other trademarks are the property of their respective owners.

Statements made or implied in this press release that are not historical facts, including those related to the Chapter 11 proceeding, the liquidation process, the network shutdown, the Company's ability to continue to have its securities listed on The Nasdaq Stock Market or successfully restructure its debt operations, successfully realize any strategic alternatives or successfully emerge from the Chapter 11 proceeding and whether its channel partners and resellers will continue to provide access services to their end user subscribers are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Among other things, additional competition from existing and future competitors may impact the market. Information is provided based on certain assumptions that management believes to be reasonable at this time. All forward-looking statements are subject to risk that the actions or strategies described will not be successfully completed. In addition to the factors set forth elsewhere in this press release, the economic, competitive, governmental, technological and other factors identified in Metricom's filings with the Securities and Exchange Commission, as well as the risk that plans for future operations may change due to unanticipated developments, actions that Nasdaq may take regarding the proposed de-listing from The Nasdaq Stock Market, risks resulting from existing or future litigation, could affect the forward-looking statements contained in this press release.